North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
August 9, 2011

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2011

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the second quarter ended June 30, 2011.

The Company’s net income for the quarter ended June 30, 2011 was $548,000, or $0.31 per diluted share, compared to net loss of ($129,000), or ($0.19) per diluted share, for the quarter ended June 30, 2010.  The increase in earnings was primarily due to a decrease in provision for loan losses, offset in part by a decrease in net interest income and noninterest income and an increase in noninterest expenses.

Net interest income for the quarter ended June 30, 2011 and 2010, was $3.60 million and $3.63 million, respectively.  The decrease in net interest income was primarily due to a decrease in the average balance of interest earning assets, offset by an increase in net interest spread (the difference in the average yield on assets and average cost of liabilities) and a decrease in the average balance of interest-bearing liabilities. Net interest spread for the quarter ended June 30, 2011 was 3.22%, compared to net interest spread of 3.16% for the quarter ended June 30, 2010. Net interest margin for the quarter ended June 30, 2011 was 3.39%, compared to net interest margin of 3.36% for the quarter ended June 30, 2010.

The Company’s provision for loan losses was $485,000 and $1.6 million for the quarters ended June 30, 2011 and 2010, respectively.  Net loans charged off for the quarter ended June 30, 2011 totaled $854,000, compared to $378,000 for the quarter ended June 30, 2010.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, a review of classified loans, a realistic determination of value and adequacy of underlying collateral, levels and trends of loan categories, industry standards, past due loans, economic conditions, the volume and type of loans in the Company’s portfolio, and other factors related to the collectibility of the Company’s loan portfolio.  The provision for loan loss for the quarter ended June 30, 2011 was impacted in part by the overall reduction in the size of the loan portfolio and the reduction in the identification of new impaired loans.

The allowance for loan losses at June 30, 2011 constituted 1.8% of loans and 95.8% of nonperforming loans, while the allowance for loan losses at December 31, 2010 constituted 1.8% of loans and 53.1% of nonperforming loans. Nonperforming assets were $8.0 million, or 1.8% of total assets, at June 30, 2011, compared to $16.2 million, or 3.6% of total assets, at December 31, 2010.

The Company’s noninterest income was $1.8 million and $1.9 million for the quarters ended June 30, 2011 and 2010, respectively. The decrease in noninterest income for the quarter ended June 30, 2011 compared to the same period in 2010 was primarily due to decreases in mortgage banking income, abstract fees, and an increase in losses and expenses related to foreclosed real estate.  These changes were offset in part by an increase in fees and service charges on checking accounts and investment and insurance sales.

The Company’s noninterest expense was $4.3 million and $4.2 million for the quarters ended June 30, 2011 and 2010, respectively.  The increase in noninterest expense was primarily due to increases in compensation and employee benefits, data processing, impairment on foreclosed real estate, advertising and promotion expense, professional fees, regulatory fees, and other expenses.  These increases were partially offset by decreases in premises and equipment, FDIC insurance expense, checking account charges, printing and postage, and employee costs for the quarter ended June 30, 2011 compared to the same period in 2010.

The Company’s provision for income taxes was $94,000 for the quarter ended June 30, 2011 compared to a tax benefit of $180,000 for the quarter ended June 30, 2010. The increase in the provision for income taxes was primarily due to an increase in income before income taxes.

Total assets at June 30, 2011 were $442.6 million, compared to $452.3 million at December 31, 2010.  Net loans decreased by $19.5 million, or 5.8%, to $315.0 million at June 30, 2011, from $334.5 million at December 31, 2010.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial real estate and consumer loans.  At June 30, 2011, net loans consisted of (i) $133.5 million of one-to-four family real estate loans, representing a decrease of $6.7 million from December 31, 2010, (ii) $62.9 million of commercial real estate loans, representing a decrease of $7.0 million from December 31, 2010, (iii) $54.2 million of multi-family real estate loans, representing a decrease of $2.5 million from December 31, 2010, and (iv) $64.5 million of consumer loans, representing a decrease of $3.3 million from December 31, 2010.  Cash and cash equivalents decreased $5.2 million, or 25.5%, to $15.4 million at June 30, 2011, compared to $20.6 million at December 31, 2010.  Investment in certificates of deposit decreased $4.3 million, or 34.1%, to $8.4 million at June 30, 2011, compared to $12.7 million at December 31, 2010.  Securities available-for-sale increased $23.1 million, or 47.7%, to $71.5 million at June 30, 2011, compared to $48.4 million at December 31, 2010.

Deposits increased $7.8 million, or 2.2%, to $357.6 million at June 30, 2011, from $349.8 million at December 31, 2010.  The increase in deposits was primarily due to increases in interest bearing demand deposits, money market, savings accounts and certificates of deposits of $4.0 million, $1.7 million, $2.2 million and $61,000, respectively, partially offset by a decrease in noninterest bearing deposits of $175,000.  Borrowed funds decreased $19.0 million, or 38.6%, to $30.3 million at June 30, 2011, from $49.3 million at December 31, 2010.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $50.8 million at June 30, 2011, compared to $49.2 million at December 31, 2010.  The increase in stockholders equity was primarily due to earnings for the six months ended June 30, 2011, offset in part by dividends paid to stockholders.  Book value, or stockholders’ equity per common share, was $29.97 at June 30, 2011, compared to $28.84 at December 31, 2010. The ratio of stockholders’ equity to total assets was 11.48% at June 30, 2011, compared to 10.87% at December 31, 2010.

All common stockholders of record on June 10, 2011, received a quarterly cash dividend of $0.01 per common share on July 1, 2011.  In addition, on May 15, 2011, the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the Treasury.  As of June 30, 2011, the Company had 1,355,073 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

Effective June 29, 2011, First Federal Savings Bank of Iowa (Bank) received regulatory approval from the Iowa Division of Banking and completed its conversion to a state-chartered commercial bank from a federally-chartered stock savings bank.  In connection with the conversion of the Bank, the Company also received approval from the Board of Governors of the Federal Reserve System and completed a reorganization to a bank holding company from a savings and loan holding company.  The Federal Reserve Bank of Chicago has also since approved the Bank’s application for membership in the Federal Reserve System.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531.

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited)
(Dollars in Thousands, except per share data)
	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$15,352	$20,604
Investments in certificates of deposit	8,359	12,689
Securities available-for-sale	71,537	48,436
Federal Home Loan Bank stock	2,199	3,017
Loans (net of allowance for loan loss of $5,872 and $6,147, respectively)	315,049	334,461
Foreclosed real estate	1,892	4,586
Other assets	28,241	28,471

Total assets	$442,629	$452,264
Liabilities
Deposits	$357,567	$349,833
Borrowed funds	30,250	49,250
Other liabilities	3,999	4,006
Total liabilities	391,816	403,089
Stockholders’ equity	50,813	49,175
Total liabilities and stockholders’ equity	$442,629	$452,264
Stockholders’ equity to total assets	11.48%	10.87%
Book value per common share	$29.97	$28.84
Total shares of common stock outstanding	1,355,073	1,351,448
Total shares of cumulative preferred stock outstanding	10,200	10,200

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Interest income	$5,120	$5,594	$10,295	$11,382
Interest expense	1,523	1,964	3,129	3,987
Net interest income	3,597	3,630	7,166	7,395
Provision for loan loss	485	1,610	785	2,410
Net interest income after provision for loan loss	3,112	2,020	6,381	4,985
Noninterest income	1,840	1,874	3,474	3,539
Securities gains, net	30	0	30	8
Noninterest expense	4,340	4,203	8,277	7,956
Income before income taxes	642	(309)	1,608	576
Income taxes	94	(180)	370	76
Net income	$548	$(129)	$1,238	$500

Preferred stock dividends and accretion of discount	133	132	265	265
Net income available to common shareholders	$415	$(261)	$973	$235

Basic earnings per common share	$0.31	$(0.19)	$0.72	$0.17
Diluted earnings per common share	$0.31	$(0.19)	$0.72	$0.17

Selected Financial Ratios	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010
Performance ratios
Net interest spread	3.22%	3.16%	3.24%	3.26%
Net interest margin	3.39%	3.36%	3.41%	3.46%
Return on average assets	0.48%	(0.11)%	0.55%	0.22%
Return on average equity	4.36%	(1.05)%	4.96%	2.05%

	June 30, 2011	December 31, 2010
Capital ratios (First Federal Savings Bank of Iowa)
Total Capital (to risk weighted assets)	17.51%	16.54%
Tier 1 Capital (to risk weighted assets)	16.25%	15.29%
Tier 1 Capital (to average assets)	10.44%	10.23%